Astea Reports First Quarter 2012 Results

Service and Maintenance Revenues Increase 34%

HORSHAM, Pa., May 15, 2012 /PRNewswire/ -- Astea International Inc. (NASDAQ:ATEA), a global provider of service lifecycle management and mobility solutions, today announced financial results for the first quarter ended March 31, 2012.

For the quarter ended March 31, 2012, Astea reported revenues of $6.5 million compared to revenues of $7.0 million for the same period in 2011. Net loss for the first quarter was $708,000 or ($0.20) per share, compared to a net income of $558,000 or $0.16 per share for the same period in 2011. Software license revenues were $0.2 million compared to $2.3 million for the same period in 2011. Service and maintenance revenues of $6.3 million were 34% higher when compared to revenues of $4.7 million for the same period in 2011.

"Service and maintenance revenues showed a healthy increase over the year-ago period which resulted from the robust license revenue generated over the past year," stated Zack Bergreen, CEO of Astea International. "The existing backlog for professional services will continue to drive high levels of professional services throughout this year. Our sales pipeline continues to be strong, with great interest for our new mobility solution and our workforce automation solution, but the extended sales cycle resulted in disappointing licensing sales during the first quarter. We expect a solid increase in licensing revenues in the second quarter."

Mr. Bergreen further stated "Some of our new customers went live in the first quarter of 2012, including a leading provider of diagnostic testing who is using Astea's Dynamic Scheduling Engine and new HTML5 mobility solution; as well as an Asia Pacific site of the world's largest and most experienced provider of electronic security, who is using the Astea Alliance solution suite. I am also very pleased to announce that in the first quarter, Astea achieved Microsoft Gold Independent Software Vendor (ISV) Competency, which confirms that we have demonstrated superior levels of successful implementations, capabilities and certifications. Microsoft Gold ISV Partners are required to meet rigorous requirements for certification and expertise. I am very proud of our team for achieving this prestigious certification."

Rick Etskovitz, CFO of Astea International stated, "As we have cautioned in the past, due to the nature of our business, we experience fluctuations in license sales from quarter to quarter, which tends to affect our quarterly profitability but typically normalizes over a 12-month period. We cannot always precisely predict the timing of new license sales revenues given the inherent complexity of the sales process. In the interim, we continue to carefully manage our operating costs, maintaining an organization capable of supporting robust growth as we execute against our sales pipeline. We continue to rigorously review our cost structure, and we are making adjustments where appropriate."

Outlook
Mr. Bergreen concluded, "We continue to expect profitability for full year 2012, although quarter to quarter results may be variable. As we indicated previously, we have started some projects that we believe will ultimately become very significant in terms of scope and size for our company. Many customers who are in the process of implementing Astea software are expected to generate additional license sales after they go live. It is this visibility that allows us to look for continued progress as we move forward through 2012. We remain confident in our ability to deliver growth and profitability in 2012."

Astea will host a conference call that will be broadcast live over the Internet on May 15, 2012 at 4:30pm ET to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2012 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Financial Tables Follow ASTEA INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands)
	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 1,442	$ 2,146
Investments available for sale	329	626
Receivables, net of reserves	6,411	7,592
Prepaid expenses and other	448	503

Total current assets	8,630	10,867

Property and equipment, net	588	507
Intangibles, net	470	504
Capitalized software, net	3,255	3,064
Goodwill	1,538	1,538
Other long term restricted cash	180	109
Other assets	126	139

Total assets	$ 14,787	$ 16,728

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 3,761	$ 4,423
Deferred revenues	5,926	6,601

Total current liabilities	9,687	11,024

Long Term Liabilities
Deferred tax liabilities	255	244

Convertible preferred stock	8	8
Common stock	36	36
Additional paid in capital	31,028	31,048
Accumulated deficit	(26,019)	(25,424)
Treasury stock	(208)	(208)

Total stockholders' equity	4,845	5,460

Total liabilities and stockholders' equity	$ 14,787	$ 16,728

ASTEA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the First Quarter ending March 31,
($ in thousands)

	2012	2011
REVENUES
Software license fees	$ 193	2,286
Services and maintenance	6,271	4,673

Total Revenues	6,464	6,959

COSTS OF REVENUES
Cost of software license fees	392	440
Cost of services and maintenance	3,933	3,013

Total Costs of Revenues	4,325	3,453

GROSS PROFIT	2,139	3,506

OPERATING EXPENSES
Product development	571	486
Sales and marketing	1,102	1,309
General and administrative	1,086	1,074

Total Operating Costs	2,759	2,869

(Loss) income from operations	(620)	637

Interest income	5	5

(Loss) income before income taxes	(615)	642
Income tax expense	18	9

Net (loss) income	$ (633)	$ 633

Preferred dividend	75	75

Net (loss) income available to commons stockholders	(708)	558

ASTEA INTERNATIONAL INC.
STATEMENTS OF CASH FLOWS
For the three months ended March 31 ,
($ in thousands)
	2012	2011
Cash flows from operating activities:
Net (loss) income	$ (633)	$ 633
Adj to reconcile net (loss) income
to cash (used in) provided by operating activities:
Depreciation and amortization	448	477
Decrease for allowance for doubtful accounts	-	(2)
Stock Based Compensation	55	58
Changes in operating assets and liabilities:
Deferred Tax expense	10	9
Receivables	1,071	104
Prepaid expenses and other	80	(119)
Accounts payable and accrued expenses	(557)	588
Deferred revenues	(684)	117
Other long term assets	13	(12)

Net cash (used in) provided by operating activities	(197)	1,853

Cash flows from investing activities:
Capitalized software development costs	(537)	(753)
Purchases of property and equipment	(148)	(72)
Sale of short term investments	306	497
Purchase of short term investments	-	(426)
Change in restricted cash	(71)	(34)

Net cash used in investing activities	(450)	(788)

Cash flows from financing activities:
Dividends paid on preferred stock	(75)	(75)

Net cash used in financing activities	(75)	(75)

Effect of exchange rate changes on cash and cash equivalents	18	(114)

Net (decrease) increase in cash and cash equivalents	(704)	876
Cash, beginning of period	2,146	2,404

Cash, end of period	$ 1,442	$ 3,280

CONTACT: Investor Relations, Hayden IR, Brett Maas, +1-646-536-7331, brett@haydenir.com; Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com